EXHIBIT 10.80

                      NON-COMPETITION AGREEMENT


This Non-Competition Agreement (the "Agreement) is entered into by and between Robert M. Van Patten (the "Executive") and IMC Global Inc., a Delaware corporation, as of this 1st day of August 1998.

WHEREAS, IMC Global Inc. has announced its intention and desire to sell all of its ownership interest in IMC Agribusiness Inc., Hutson's Ag Services, Inc. and IMC Nitrogen, Inc. (collectively, "AgriBusiness");

WHEREAS, the Executive signed a Non-Competition Agreement with The Vigoro Corporation, a wholly owned subsidiary of IMC Global Inc., on or about March 1, 1996 which the parties would like to terminate and replace with this Agreement;

WHEREAS, IMC Global Inc. and the Executive have entered into a Severance Agreement (the "Severance Agreement") contemporaneously with this Agreement under which IMC Global Inc. agrees to pay Severance Benefits (as defined in the Severance Agreement) to the Executive upon his termination of employment under certain circumstances as defined therein;

NOW, THEREFORE, in consideration of the substantial benefits available to the executive under the Severance Agreement and the agreements and covenants contained herein, the sufficiency of which is acknowledged, the Executive and IMC Global Inc. hereby agree as follows:

1. Definitions. Each term defined herein shall be given its defined meaning wherever used in this Agreement unless the context requires otherwise.

     (a) "Affiliate" means any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as IMC Global Inc. or any unincorporated trade or business which is under common control with IMC Global Inc. (as determined under Section 414(c) of the Internal Revenue Code).

     (b) "Company" means IMC Global Inc. and its subsidiaries, as they may exist from time to time.

     (c) "Successor Company" means an entity to which the Company transfers its ownership interest in and operation of AgriBusiness.

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2.  Confidential Information/ Proprietary Rights. Except as required by law, for the longest period of time permitted by applicable law, the Executive shall preserve the confidentiality of and shall not use or divulge or take action reasonably likely to result in the use or disclosure of any trade secret, proprietary or confidential information of the Company or an Affiliate; provided, however, that the Executive may use or disclose such information if it is or becomes public or available to the general public otherwise than through any act or default of a party that has an obligation of confidentiality or non-use with respect to such information. Such information includes but is not limited to (i) the identity, purchase and payment patterns of, and special relations with, customers; (ii) the identity, net prices and credit terms of, and special relations with, suppliers; (iii) inventory selection and management techniques; (iv) product development and marketing plans; and (v) finances.

3. Non-Competition. The Executive agrees to the following obligations that he acknowledges to be reasonably designed to protect the Company's legitimate business interests without unnecessarily or unreasonably restricting his post-employment opportunities.

    (a) The following restrictions apply during the period the Executive is employed by the Company and for a period of three years following the termination of his employment with the Company. These restrictions apply regardless of the reason for the Executive's termination or by whom initiated. The parties expressly agree and intend that, for purposes of this Agreement only, the Company's transfer of its ownership interest in and operation of AgriBusiness to a Successor Company, whether through a stock transaction or otherwise, shall constitute a termination of the Executive's employment with the Company.

         (i) The Executive will not engage or assist others in engaging in competition with the Company, directly or indirectly, whether as an employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee, consultant, contractor, agent, or otherwise, in the business of producing, brokering and/or distributing in a wholesale capacity crop nutrients, animal feed ingredients, salt, soda ash, sodium bicarbonate, sodium sulfate or boron chemicals.

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        (ii)  The Executive will not solicit, in competition with the
              Company, directly or indirectly, any person who is a client, customer or prospect (as such terms are defined below) for the purpose of performing services and/or providing goods and services of the kind performed and/or provided by the Company in the business of producing, brokering and/or distributing in a wholesale capacity crop nutrients, animal feed ingredients, salt, soda ash, sodium bicarbonate, sodium sulfate or boron chemicals.

        (iii) The Executive will not induce or persuade or attempt to induce or persuade any employee, contractor or agent of the Company to terminate his or her employment, agency, or other relationship with the Company in order to enter into any employment agency or other relationship in competition with the Company.

Notwithstanding anything in the foregoing to the contrary, it shall not be a violation of this Section 3(a) for the Executive to: (i) be employed by the Successor Company; (ii) perform services covered by this Section 3(a) on behalf of and as an employee of the Successor Company; or (iii) solicit the Company's clients, customers or prospects (as defined below) on behalf of and as an employee of the Successor Company.

The covenants contained in this Section 3(a) shall apply within any jurisdiction of North America, it being understood that the geographic scope of the business and strategic plans of the Company extend throughout North America and are not limited to any particular region thereof and that such business may be engaged in effectively from any location in such area.

As used herein, the terms "client," "customer" and "prospect" shall be defined as any client, customer or prospect of any business in which the Company is or has been substantially engaged within the one year period prior to the Executive's termination of employment with the Company (a) to which or to whom the Executive submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company; (b) with which or with whom the Executive had substantial contact relating to the business of the Company; or (c) about which or about whom the Executive acquired substantial confidential or other information as a result of or in connection with the Executive's employment.

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     (b)  The Executive agrees that upon termination of his employment he will immediately surrender and return to the Company all Company records and other documents obtained by him, entrusted to him, or otherwise in his possession or control during the course of his employment by the Company, together with all copies thereof.

     (c) The Executive acknowledges that the provisions contained in this Section 3 are reasonable and necessary because of the substantial harm that would be caused to the Company by the Executive engaging in any of the activities prohibited or restricted herein. Nevertheless, it is the intent and understanding of each party hereto that if, in any action before any court, agency or other tribunal legally empowered to enforce the covenants contained in this Section 3, any term, restriction, covenant or promise contained therein is found to be unenforceable due to unreasonableness or due to any other reason, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

     (d) The Executive acknowledges that his breach of this Section 3 will result in immediate and irreparable harm to the Company's business interests, for which damages cannot be calculated easily and for which damages are an inadequate full remedy. Accordingly, and without limiting the right of the Company to pursue all other legal or equitable remedies available for the violation by the Executive of the covenants contained in this Section 3, it is expressly agreed that remedies other than injunctive relief cannot fully compensate the Company for the irreparable injury that the Company could suffer due to any such violation, threatened violation or continuing violation and that the Company shall be entitled to injunctive relief, without the necessity of proving actual monetary loss, to prevent any such violation, threatened violation or continuing violation thereof.

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4.   Entire Agreement, Amendment, Waiver. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof. This Agreement terminates and supersedes any prior agreements made between the parties with respect to the subject matter hereof, including but not limited to the Executive's Non-Competition Agreement entered into by the parties on or about March 1, 1996. The parties may not amend this Agreement except by written instrument signed by both parties. No waiver by either party at any time of any breach by the other of any provision of this Agreement shall be deemed a waiver of similar or dissimilar provision at the same time or any prior or subsequent time.

5. Severability. The provisions of this Agreement shall be regarded as durable, and if any provision or portion thereof is declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder and applicability thereof shall not be affected.

6. Assumption. This Agreement shall inure to the benefit of the Company and to the successors and assigns of the Company; provided, however, that it is understood that this Agreement shall not inure to the benefit of or be assumed by a Successor Company.

7. Applicable Law. This Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the internal laws ( as opposed to the conflict of laws provisions) of the State of Illinois.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.

IMC GLOBAL INC.                     Robert M. Van Patten

By:     /s/ B.R. Lockridge           /s/ Robert M. Van Patten
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Title:   Senior Vice President
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